UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mister Goody, Inc.
(Name of small business issuer in its charter)

Florida	7311	27-5414480
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7877 Emerald Winds Circle Boynton Beach, Florida 33473 561-396-0554
(Address and telephone number of registrant's principal executive offices and principal place of business)

Joel Arberman Chairman & CEO Mister Goody, Inc. 7877 Emerald Winds Circle Boynton Beach, Florida 33473 561-396-0554
Name, address, and telephone number of agent for service)

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Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)

Common Stock, $.001 par value	400,000	$0.10	$40,000	$4.65

Total			$40,000	$4.65

(1)

Represents common shares being registered for resale by the selling security holders named in this registration statement.

(2)

No current trading market exists for our common shares. The offering price was determined by the price of the shares that were sold to our shareholders in a previous private placement. The price of $0.10 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the Over-The-Counter Bulletin Board ("OTCBB") at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

(3)

Estimated in accordance with Rule 457(a) of the Securities Act of 1933, as amended, solely to compute the registration fee amount.

(4)

Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE - AMENDMENT

 The sole purpose of this Amendment No. 5 to the Registration Statement on Form S-1 of Mister Goody, Inc. (the “Company”) is to furnish an updated Opinion of David M. Bovi, PA., under Exhibit 5.1 to the Form S-1.

No other changes have been made to the Form S-1. This Amendment No. 5 to the Form S-1 does not modify or update in any way disclosures made in Amendment No. 4 to the Form S-1.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Expenses	Amount

Legal Fees	$ 2,000
Accounting and Audit Fees	$ 5,000
EDGAR Filing Fees	$ 7,000
Blue Sky Qualifications	$ 3,600
Miscellaneous Fees and Expenses	$ 3,000

Total*	$ 20,600

All amounts are estimates. We will pay all expenses from our cash on hand.

Item 14.

Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer. We indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him. Florida law also provides for discretionary indemnification for each person who serves as or at our request as an officer or director. We may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he/he must not have had a reasonable cause to believe his conduct was unlawful.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors. We believe that our charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At present, there is no litigation or proceeding involving a director or officer of ours as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours, we have been advised that in the opinion of the Securities and Exchange Commission that the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.

Recent Sales of Unregistered Securities.

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

In connection with organizing Mister Goody, Inc., on March 4, 2011, we issued 30,000,000 shares of common stock to Pensar Ventures, LLC, for services valued at $3,000 and we issued 6,000,000 shares of common stock to Brendan Vogel for services valued at $600. Pensar Ventures, LLC is controlled by Joel Arberman, our Chief Executive Officer and Chairman.

Joel Arberman and Brendan Vogel conceived the business plan of our company and founded our company. The shares issued to Pensar Ventures, LLC and Brendan Vogel are founder shares. The company recorded an expense of $3,600 based on the fair value of the company’s common stock on the date services were performed. The fair value was determined to be $0.0001 per share because the shares were issued immediately after our company was formed and at the time, the company had no assets or revenue. The shares issued to our founders are not being registered by this registration statement and we have no plans to register their shares in the future.

On March 5, 2011, Arthur and Debbie Blechner purchased 2,000,000 shares of our common stock for $2,000 in cash consideration, Alfred Arberman purchased 1,500,000 shares of our common stock for $1,500 in cash consideration and Rachelle Arberman purchased 1,500,000 shares of our common stock for $1,500 in cash consideration and Kenneth Geist purchased 800,000 shares of our common stock for $800 in cash consideration. Each of the purchasers paid $0.001 per share.

On March 7, 2011, we sold a total of 18,240,000 shares of our common stock at $0.0167 per share for $304,000 in cash consideration. Mr. Sager, a Director of our company, purchased 18,000,000 of those shares for $300,000 in cash consideration. In addition, each of Robert Richards, Geoffrey Schiffrin, Justin Renert and Robert Clayton purchased 60,000 shares for $1,000 in cash consideration.

On March 7, 2011, we also issued a total of 20,000 shares of our common stock to Bryan Eggers valued at $0.0167 per share for $334 in public relations consulting services. The company recorded an expense of $334 based on the fair value of the company’s common stock on the date services were performed. The fair value was determined to be $0.0167 per share because the shares were issued immediately after we sold shares at the same price.

On June 15, 2011we sold a total of 180,000 common shares to 34 investors, each of whom subscribed to purchase the shares, at a price of $0.10 per share, for aggregate cash consideration of $18,000.

We issued these shares in reliance upon the exemption under Section 4(2) of the Securities Act of 1933 based on the fact that the issuance of these shares did not involve a “public offering.” The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.

The shareholders who purchased securities made representations that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment.

In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to receive a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering."

The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Other than the securities mentioned above, we have not issued or sold any securities.

Item 16.

Exhibits Index.

The listed exhibits are filed with this Registration Statement:

SEC Reference Number	Title of Document	Location

3.1	Articles of Incorporation	Previously filed
3.2	Bylaws	Previously filed
5.1	Opinion Regarding Legality	Filed herewith
10.1	2011 Stock Incentive Plan	Previously filed
10.2	Consulting Agreement	Previously filed
10.3	Schedule of Omitted Consulting Agreements	Previously filed
10.4	Non-Statutory Stock Option Agreement	Previously filed
10.5	Schedule of Omitted Stock Option Agreement	Previously filed
10.6	Amendment to O’Malley Consulting Agreement	Previously filed
10.7	Amendment to Webb Consulting Agreement	Previously filed
14.1	Code of Ethics	Previously filed
21	Subsidiaries	Previously filed
23.1	Consent of McConnell & Jones LLP	Previously filed

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Item 17.

Undertakings.

The undersigned hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)

include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

include any additional or changed material information on the plan of distribution.

(2)

that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Boynton Beach, State of Florida, on September 23, 2011.

Mister Goody, Inc.

By:	/s/ Joel Arberman
Joel Arberman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the September 23, 2011.

Signature	Title

/s/ Joel Arberman	Chairman of the Board of Directors, Chief Executive Officer,
Joel Arberman	Secretary, Principal Accounting Officer, Principal Financial Officer

/s/ Fred Sager	Director
Fred Sager

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

Mister Goody, Inc.